EXHIBIT 10.10.18
CONSULTING AGREEMENT — 2008
BETWEEN
LEAP WIRELESS INTERNATIONAL, INC.
AND
STEVEN R. MARTIN
     This Consulting Agreement – 2008 (the “Agreement”) is entered into effective as of January 5, 2008 (the “Effective Date”) between Leap Wireless International, Inc. (“Leap”), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business located at 10307 Pacific Center Court, San Diego, CA 92121, and Steven R. Martin (“Contractor”), having his principal place of business at P.O. Box 3223, La Jolla, California 92038.
     In consideration of the promises and mutual covenants hereinafter set forth, Leap and Contractor hereby agree as follows:
1.	SCOPE OF AGREEMENT

Contractor shall perform the consulting services described in Exhibit A including supervision, labor, necessary materials and equipment (hereinafter referred to as the “Services”). The Services shall be performed with promptness and diligence in a thorough, workmanlike manner to the satisfaction of Leap.
1.1	Contractor shall proceed with promptness and diligence and the Services shall be performed to Leap’s satisfaction in accordance with the highest professional standards in the field.

1.2	Contractor shall remove, at Leap’s request, any employee or subcontractor furnished by Contractor, who in Leap’s opinion is incapable, uncooperative, or otherwise unacceptable in the performance of the Services.
2.	COMPENSATION

a. Payment. Leap shall compensate Contractor for the Services in accordance with Exhibit B; provided, however, that Leap’s total liability under this Agreement shall not exceed $225,000 (calculated without regard to the restricted stock granted to Contractor as described in Exhibit B) unless Leap so agrees in writing.

b. Invoices. Contractor shall submit to Leap on a monthly basis invoices requesting payment, and such invoices will be paid by Leap within thirty (30) days after receipt. Invoices shall clearly invoice all details as more particularly described in Exhibit B.

3.	CONFIDENTIALITY
3.1.	Use of Confidential Information Received. Leap may from time to time communicate to Contractor, or Contractor may otherwise gain access to, certain confidential business and/or technical information with respect to Leap’s operations, business plans and/or intellectual property (the “Information”). Contractor shall treat all Information as confidential, whether or not so identified, and shall not disclose, or permit the disclosure of, any Information without the prior written consent of Leap. Contractor shall limit the use and disclosure of the Information within its organization to the extent necessary to perform the Services and shall inform all such disclosees of the confidential nature of such Information and of Contractor’s obligations under this Paragraph 3. The foregoing obligations of this Paragraph 3 shall not apply to any Information which has been or is through no fault of Contractor hereafter disclosed in publicly available sources of information. The terms of this Agreement are in addition to the terms of any nondisclosure agreement currently in effect between Leap and Contractor, and in the event of any inconsistency between the terms of such agreements, those terms which are most protective of the Information shall prevail.

3.2.	Confidentiality of Work Product. Contractor shall not disclose to any party, including but not limited to any subcontractor, without the prior written consent of Leap any of (i) Contractor’s works, discoveries, inventions and innovations resulting from Contractor’s performance of the Services, or (ii) any proposals, research, records, reports, recommendations, manuals, findings, evaluations, forms, reviews, information, data, computer programs and software originated or prepared by Contractor for or in the performance of the Services (the items listed in clauses (i) and (ii) being hereinafter referred to collectively and severally as “Work Product”).

3.3.	Return of Information and Work Product. In the event of any termination, expiration or upon request by Leap, all copies of such Information and all Work Product shall be immediately returned to Leap.

4.	PROPRIETARY RIGHTS
4.1.	Rights to Information. Contractor acknowledges and agrees that all Information shall remain the property of Leap, and no license, express or implied, to use any of Leap’s intellectual property is granted under this Agreement, except as specifically required to provide the Services.

4.2.	Assignment of Work Product. All Work Product shall be promptly communicated to Leap. As additional consideration for the compensation to be paid to Contractor under this Agreement, Contractor shall assign to Leap all of its right, title and interest in and to all Work Product immediately upon origination, preparation or discovery thereof and regardless of the medium of expression thereof. Contractor shall communicate to Leap or its representatives all facts known to it respecting such Work Product. Further, whenever requested, Contractor shall testify in all legal proceedings, sign all lawful papers and otherwise perform all acts necessary or appropriate to enable Leap and its successors and assigns to obtain and enforce legal protections for all such Work Product in all countries, for which Leap may pay Contractor a reasonable fee. All Work Product shall become the exclusive property of Leap, and Contractor shall be deemed to have relinquished all right, title and interest in and to such Work Product by virtue of this Paragraph 4.2.
5.	TERM OF AGREEMENT

This Agreement shall become effective on the date first set forth above and shall remain in full force and effect until July 4, 2008 unless sooner terminated by either party upon thirty (30) days’ written notice to the other party. In the event of such termination or upon expiration of this Agreement, Contractor shall return to Leap any and all equipment, documents and other materials containing any Information which Contractor has received from Leap, any and all Work Product, and all copies thereof made by Contractor, and Leap’s sole obligation shall be to pay Contractor in accordance with Paragraph 2 above the compensation due for the Services actually completed as of the effective date of such termination or expiration, provided, however, any such payment shall be subject to any provision for the limit of expenditures set forth in Section 2 of this Agreement.

6.	INDEPENDENT CONTRACTOR

The parties expressly intend and agree that Contractor is acting as an independent contractor and not as an employee of Leap. Contractor retains sole and absolute discretion, control and judgment regarding the manner and means of performing and providing the Services, except as to the policies and procedures set forth herein. Contractor understands and agrees that it shall not be entitled to any of the rights and privileges established for Leap’s employees, including but not limited to: retirement benefits; medical, life insurance or disability coverage; severance pay; and paid vacation or sick pay. Contractor understands and agrees that Leap will not pay or withhold from the compensation paid to Contractor any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, workers compensation or any other withholding tax, insurance or payment, and all such payments as may be required by law are the sole responsibility of Contractor. Contractor agrees to hold Leap harmless against and indemnify Leap for any of such payments of liabilities for which Contractor may become liable with respect to such matters. This Agreement shall not be construed as a partnership agreement. Leap shall have no responsibility for any of Contractor’s debts, liabilities or other obligations or for the intentional, reckless or negligent acts or omissions of Contractor or Contractor’s employees, subcontractors or agents.

7.	INTELLECTUAL PROPERTY INDEMNIFICATION

Contractor, at its sole expense, shall indemnify, defend and hold Leap and its affiliates and agents harmless against any and all claims or actions brought against any of them to the extent such claim or action is based on a claim that Contractor’s performance of Services or any Work Product infringes a patent, copyright, trademark, service mark, trade secret, trade name or other legally protected proprietary right of any party. Contractor shall pay all costs, fees (including reasonable attorneys’ fees) and damages which may be incurred by Leap and its affiliates and agents in connection with any such claim or action, including but not limited to the settlement thereof.

8.	OMITTED

9.	OMITTED

10.	LAWS, RULES AND REGULATIONS

Contractor shall comply at its own expense with the provisions of the Fair Labor Standards Act of 1938, as amended, and all other applicable state and municipal requirements and those state and federal laws applicable to Contractor as an employer of labor or otherwise.

11.	LEAP’S PROPERTY
11.1.	Title to all property owned by Leap (or any affiliate of Leap) and furnished to Contractor shall remain in Leap (or the affiliate).

11.2.	Any property owned by Leap (or any affiliate of Leap) and in Contractor’s possession or control shall be used only in the performance of this Agreement unless Leap authorizes another use in writing. Contractor shall adequately protect such property and shall return it to Leap or otherwise dispose of it as directed by Leap.

11.3.	Contractor shall be responsible for any loss or damage to any property owned by Leap (or any affiliate of Leap) and in Contractor’s possession or control.

11.4.	As used in this Agreement, the term “affiliate” shall mean any person that directly or indirectly, through one or more affiliates, controls, is controlled by or is under common control of Leap.
12.	PREMISES RULES AND SECURITY REQUIREMENTS

The employees, permitted subcontractors and agents of each party, while on the premises of the other, shall comply with all rules and regulations in effect at such premises, including security requirements.

13.	NOTICES

All notices and billings shall be in writing and sent by registered or certified mail, postage prepaid, or via facsimile with confirmation to the following addresses:

To Leap:	To Contractor:

Leap Wireless International, Inc.	Steven R. Martin
10307 Pacific Center Court	P.O Box 3223
San Diego, CA 92121	La Jolla, CA 92038
ATTN: General Counsel	ATTN: Steven R. Martin

14.	PUBLICITY

Contractor shall not issue or release for publication any articles or advertising or publicity matter relating to the work to be performed hereunder or mentioning or implying the name of Leap, or any affiliate of Leap or any of their personnel, unless prior written permission is granted by Leap.

15.	RECORDS AND AUDIT

With the exception of the fixed charges, which are agreed to herein, Contractor shall maintain complete records of all costs either charged on an hourly or daily basis or all costs reimbursable by Leap under the terms of this Agreement. All such records shall be maintained in accordance with recognized accounting practices. Leap shall have the right, either on its own or through its accredited representatives, to examine and audit such records at any reasonable time. The correctness of Contractor’s invoices shall be determined by such audits.

16.	GENERAL PROVISIONS
a.	Survivability. The terms and conditions of this Agreement that by their sense and context are intended to survive after performance hereunder shall survive the termination or expiration of this Agreement, including but not limited to Paragraphs 3, 4, 6, 7, 11 and 14.

b.	Assignment. Contractor shall not assign any of its rights or obligations under this Agreement and shall not subcontract any of the Services to be performed hereunder without the prior written consent of Leap. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Leap may assign its rights, duties and obligations under this Agreement to any affiliates of Leap, or any legal entity or legal entities in which Leap or any of its affiliates has or will have any interest.

c.	Applicable Law. This Agreement shall be governed by the laws of the State of California, and any action to enforce or interpret the provisions of this Agreement or the rights and obligations of the parties arising hereunder shall be maintained only in the courts of San Diego County, California.

d.	Omitted.

e.	Entire Agreement; Modification. This Agreement, together with the exhibits attached hereto, which are incorporated herein by this reference, constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.
f.	Severability; Non-Waiver. In the event that any of the terms, conditions, or provisions of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the remaining terms, conditions, or provisions hereof shall remain in full force and effect. The failure or delay of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such party’s right thereafter to enforce each and every provision of this Agreement.

g.	Contractor shall comply at its own expense with the provisions of all applicable federal, state and municipal requirements applicable to Contractor as an employer of labor and as applicable to the provision of the Services under this Agreement.

h.	Contractor and its employees, agents, and permitted subcontractors shall not offer or give to an officer, employee, or agent of Leap any services, gifts, entertainment, payments, loans or other special favors which might appear to be offered to influence or possibly influence the award of a contract or to obtain favorable treatment under a contract. Contractor and its employees, agents and permitted subcontractors further agree not to perform services for or engage in activities with any officer, employee or agent of Leap that would in any way present a conflict of interest with respect to the Services performed under this Agreement. Violation of this provision may be deemed by Leap to be a material breach and subject all contracts or agreements with Contractor to termination for default, as well as any other remedy available at law or in equity.
17.	POSITION AS OFFICER OF LEAP

17.1 Leap’s Board appointed Contractor as acting chief accounting officer, to serve in such position at the pleasure of the Leap Board, and Contractor agrees that he will accept such appointment and serve in such position at the pleasure of the Leap Board during the term of this Agreement, subject to Leap’s compliance with the provisions of Section 17.3.

17.2 Leap and Contractor have entered into an Indemnification Agreement.

17.3 Leap has added Contractor as an “insured” under its existing directors’ and officers’ insurance policies.

Leap Wireless International, Inc.		Steven R. Martin

Name:	/s/ Robert J. Irving, Jr.	Name:	/s/ Steve Martin

Title:	SVP	Title:	Acting Chief Accounting Officer
Date:	02/27/08	Date:	02/27/08

CONTRACTOR INFORMATION

For Tax Purposes:
Contractor Name:	Steven R. Martin
Corporation:	No
Social Security Number:	W-9 on file

EXHIBIT A
Contractor Services
Statement of Work
In performing services under this agreement, Contractor will report to the chief financial officer (including as applicable the acting chief financial officer) of Leap. On a day to day basis, Contractor will coordinate his activities with Bill Ingram, unless otherwise directed by the chief financial officer (including as applicable the acting chief financial officer).
Contractor will perform the following tasks and have the following responsibilities:
The primary responsibilities for this position will be to manage and direct the monthly and quarterly financial closing calendar, oversee technical accounting matters, be the primary contact for PWC audit coordination, support the CEO/CFO certifications on financials, oversee financial reporting, support SEC filings, provide management reporting, work in cooperation with internal audit, ensure timely tax filings and work closely with the CFO on other financial matters.
Additionally, the position will support communications with the Audit Committee, assist in remediation of internal control weaknesses, shorten the monthly financial closing cycle, complete the 2008 baseline budget, develop a forecasting and budget calendar for 2008 and 2009, and create accurate forecast updates to senior management on a timely basis.  Contractor will serve as a representative for the accounting group on issues and opportunities within all Leap operations, direct the hiring of the open accounting positions, and oversee the development of a comprehensive training program for remediation of material control weaknesses.
In addition, as noted in Section 17, Contractor agrees to serve as the chief accounting officer of Leap, and to serve at the pleasure of the Leap Board.

EXHIBIT B
Compensation and Reimbursement
Compensation:
Contractor shall be paid $25,000 per month to be billed on a monthly basis.
In addition, subject to and effective upon the date of Contractor’s appointment by the Leap Board as the chief accounting officer of Leap, Contractor shall be granted 3,000 shares of Leap restricted stock at a purchase price of $0.0001 per share, with such restricted stock to vest in full on June 30, 2008 conditioned on the performance of Services by Contractor through such date. In addition, such restricted stock shall vest in full on June 30, 2008 if this Consulting Agreement is terminated by the Company without “cause” or is terminated by Contractor for “good reason” (as such terms are defined in the restricted stock agreement.).
One thousand of such shares (if vested) will be deliverable to Contractor on June 30, 2008 and 2,000 of such shares (if vested) will be deliverable to Contractor on December 31, 2008. The terms of the restricted stock agreement governing Contractor’s award of restricted stock shall be substantially in accordance with Leap’s standard form of restricted stock agreement except as otherwise described above.
Contractor will also be eligible for a consulting term bonus of up to $50,000, payable at the discretion of the Company based upon management’s evaluation of Contractor’s performance under the Agreement.
The compensation specified above includes all elements of Contractor’s cost of providing Services (e.g., direct labor, overhead, general and administrative expenses and profit), excluding out of pocket expenses reimbursable to Consultant in accordance with the Company’s standard expense reimbursement practices.
In no event shall the total payments made under this Agreement exceed the maximum amount specified in Section 2(a) of this Agreement, without execution of a written amendment to this Agreement by duly authorized representatives of Leap and Contractor.